Exhibit 10.3

AMENDMENT No. 1

TO THE

SECOND AMENDED AND RESTATED

2014 OMNIBUS INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Ryerson Holding Corporation Second Amended and Restated 2014 Omnibus Incentive Plan, as originally adopted on August 6, 2014, and amended and restated on February 21, 2019 and further amended and restated February 16, 2023 (the “Plan”), is made effective as of the 13th day of February 2026.

WHEREAS, Ryerson Holding Corporation, a Delaware Corporation (the “Company”), maintains the Plan;

WHEREAS, pursuant to Section 17(a) of the Plan, the Company’s board of directors (the “Board”) or a committee thereof, may amend the Plan at any time and from time to time;

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 28, 2025, by and among the Company, Olympic Steel, Inc., an Ohio corporation (“Olympic Steel”), and Crimson MS Corp., a direct wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Olympic Steel (the “Merger”), whereupon the separate existence of Merger Sub will cease, and Olympic Steel will continue as the surviving corporation in the Merger and a direct wholly owned subsidiary of the Company;

WHEREAS, in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the New York Stock Exchange Listed Company Manual, the remaining number of shares of common stock, without par value, of Olympic Steel that were available for issuance as of immediately prior to the Merger under the Olympic Steel, Inc. Third Amended and Restated 2007 Omnibus Incentive Plan (the “Olympic Steel Plan”), a pre-existing shareholder approved plan of Olympic Steel, shall be available for use (after appropriate adjustment of the number of shares to reflect the Merger) by the Company for Awards (as defined in the Plan) made under the Plan, provided that (i) the period during which such shares are available for Awards will not be extended beyond the period during which they would have been available under the Olympic Steel Plan, absent the Merger and (ii) such Awards may not be granted to individuals who were employed by the Company or its subsidiaries at the time the Merger was consummated; and

WHEREAS, the Board now desires to amend the Plan to increase the maximum number of shares of Stock (as defined in the Plan) available for Awards by 375,559 shares of Stock, representing the number of shares of Olympic Steel’s common stock that were available for grants under the Olympic Steel Plan as of immediately prior to the Merger, as adjusted to reflect the Merger; provided, that (i) the period during which such shares are available for Awards will not be extended beyond April 29, 2026 (that is, the period during which the shares would have been available under the Olympic Steel Plan, absent the Merger), and (ii) such Awards may not be granted to individuals who were employed by the Company or its subsidiaries at the time the Merger was consummated.

NOW, THEREFORE, subject to the occurrence of the Closing (as defined in the Merger Agreement), the Plan is hereby amended as follows:

1. Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.

2. Amendments to the Plan.

a. Section 4(a) shall be amended to add the following to the end thereof:

“In addition, and subject to adjustment as provided in Section 10 hereof, an additional 375,559 shares of Stock (the “Olympic Steel Share Reserve”) may be issued pursuant to Awards to Eligible Persons other than any such Eligible Person who was employed or retained by the Company or its Affiliates (other than Olympic Steel, Inc. and its subsidiaries as of February 12, 2026) on February 13, 2026. For clarity, the number of shares available for delivery in connection with Awards under the Plan and the Olympic Steel Share Reserve, in each case as set forth in this Section 4(a), is a limitation on the number of shares of Stock that may be issued pursuant to the Plan.”

b. Section 4(b) shall be amended to add the following to the end thereof:

“For clarity, any shares subject to Awards granted from the Olympic Steel Share Reserve that are forfeited, canceled or that expire shall again be available for issuance solely from the Olympic Steel Share Reserve and only for Awards that are granted on or before April 29, 2026. No shares from the Olympic Steel Share Reserve shall be used for Awards granted after April 29, 2026.”

c. Section 4(c) shall be amended to add the following to the end thereof:

“In no event shall any portion of the Olympic Steel Share Reserve be used or available for the issuance of shares with respect to which Incentive Stock Options are exercisable.”

d. Section 4(e) shall be amended to add the following to the end thereof:

“For the avoidance of doubt, the Olympic Steel Share Reserve constitutes shares available under a pre-existing, stockholder-approved plan of an acquired company and shall be used solely in a manner consistent with Section 4(e) of the Plan and NYSE Listed Company Manual Section 303A.08, including, without limitation, the limitations on the period of availability and eligibility of recipients described in this Section 4, and shall be interpreted accordingly.”

3. Ratification and Confirmation. Except as specifically amended by this Amendment, the Plan is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Plan is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Plan, as amended by this Amendment, whether or not specific reference is made to this Amendment.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereof.

5. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment.

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